Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Safeguard Scientifics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-65092, 333-73284, 333-86777, 333-103976, 333-118046, 333-129617, 333-147174, 333-171225, 333-171226 and 333-175845) on Form S-8, in the registration statements (Nos. 333-114794 and 333-171224) on Form S-3, and in the registration statement (No. 333-171223) on Form S-4 of Safeguard Scientifics, Inc. of our report dated March 27, 2013 with respect to the balance sheets of NuPathe Inc. as of December 31, 2012 and 2011, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012 and the period from January 7, 2005 (inception) through December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of NuPathe Inc.

Our report dated March 27, 2013 contains an explanatory paragraph that states that NuPathe Inc. has incurred recurring losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 27, 2013